Exhibit 24

CONFIRMING STATEMENT

This Statement confirms that the undersigned, Tania Ester Sutin Bleiberg, has authorized and designated each of Joaquín Nicolas Jadue Musalem and Yethro Dinamarca Santelices to execute and file on the undersigned’s behalf all Forms 3, 4 and 5, including any amendments thereto, that the undersigned may be required to file with the U.S. Securities and Exchange Commission due to the undersigned’s direct or indirect ownership of or transactions in securities of Ticketplus Ltd. If neither Joaquín Nicolas Jadue Musalem nor Yethro Dinamarca Santelices is available, the undersigned hereby grants each of Joaquín Nicolas Jadue Musalem and Yethro Dinamarca Santelices the power of substitution authorizing them to confer signature authority on additional persons. The authority of Joaquín Nicolas Jadue Musalem and Yethro Dinamarca Santelices under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 in connection with the undersigned’s direct or indirect ownership of or transactions in securities of Ticketplus Ltd., unless revoked earlier in writing. The undersigned acknowledges that neither Joaquín Nicolas Jadue Musalem nor Yethro Dinamarca Santelices is assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date: August 6, 2026	/s/ Tania Ester Sutin Bleiberg
Tania Ester Sutin Bleiberg